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                                                                    EXHIBIT 23.4

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Star Buffet, Inc.:

We consent to incorporation by reference in the registration statements
(No. 333-46939 and 333-50767) on Form S-8 of Star Buffet, Inc. of our report dated April 7, 2000, relating to the consolidated balance sheets of Star Buffet, Inc. and subsidiaries as of January 31, 2000 and January 25, 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for the 53-week period ended January 31, 2000 and the 52-week periods ended January 25, 1999 and January 26, 1998, which report appears in the January 31, 2000, annual report on Form 10-K of Star Buffet, Inc.

/s/ KPMG LLP

Salt Lake City, Utah
May 3, 2000